SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549


                                     FORM 15


             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.


                                                     Commission File No. 1-16759


                             UNITED NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)


                                  1130 Route 22
                         East Bridgewater, NJ 08807-0010
                                 (908) 429-2200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, par value $1.25
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)        [x]      Rule 12h-3(b)(1)(ii)           [x]
     Rule 12g-4(a)(1)(ii)       [ ]      Rule 12h-3(b)(2)(i)            [ ]
     Rule 12g-4(a)(2)(i)        [ ]      Rule 12h-3(b)(2)(ii)           [ ]
     Rule 12g-4(a)(2)(ii)       [ ]      Rule 15d-6                     [x]
     Rule 12h-3(b)(1)(i)        [ ]


Approximate number of holders of record as of the certificate or notice date:  0


Pursuant to the requirements of the Securities Exchange Act of 1934, PNC Bancorp, Inc. as successor to United National Bancorp pursuant to the merger of United National Bancorp with and into PNC Bancorp, Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 2, 2004


                                By:   /s. Maria C. Schaffer
                                   ------------------------
                                Name:  Maria C. Schaffer
                                Title: Executive Vice President, Controller and
                                       Treasurer